Filed Pursuant to Rule 424(b)(2)
Registration No. 333-170789

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March    , 2011

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated December 7, 2010)

Common Stock

          We are offering     shares of our common stock.

          Our common stock is listed on the NASDAQ Global Market under the symbol “FUBC.” On March     , 2011, the last reported sale price of our common stock as reported on NASDAQ was $          per share.

          Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-12 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

          The underwriters may also purchase up to an additional               shares in the aggregate from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover over-allotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          These securities are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of 1st United and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

          The shares will be ready for delivery on or about                              , 2011.

Stifel Nicolaus Weisel

Raymond James

The date of this prospectus supplement is March     , 2011

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

          You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “1st United Bancorp, Inc.,” “1st United,” the “Company,” “we,” “us,” “our,” or similar references, mean 1st United Bancorp, Inc. together with its consolidated subsidiaries. Unless the context otherwise indicates or requires, references to “1st United Bank” or the “Bank” mean 1st United Bank, our Florida-chartered commercial banking subsidiary. References to the “Former 1st United Bancorp” or “Former 1st United Bank” refer to a bank holding company or Florida chartered commercial bank, respectively, that was acquired by Wachovia Corporation in 1998. There is no relationship between Former 1st United Bancorp and us or Former 1st United Bank and the Bank, other than certain members of our and the Bank’s board and management team were affiliated with Former 1st United Bancorp and Former 1st United Bank.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements, and documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock. See “Where You Can Find Additional Information.” Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to 1st United Bancorp, Inc. and its wholly owned subsidiaries. Unless otherwise indicated, information presented herein is as of March       , 2011.

Our Business

          We are a financial holding company headquartered in Boca Raton, Florida, a community centrally located in our geographic footprint of South Florida. Our principal subsidiary, 1st United Bank, is a Florida-chartered commercial bank, which operates 15 branches in Florida, from the Treasure Coast to South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach Counties. As of June 30, 2010, the latest date for which data is available, our market area, which we refer to as Southeast Florida, had 41.1% of the total deposits in the State of Florida.

          Over the past eight years, we have grown under the stewardship of our highly experienced executive management team. Specifically, we have:

▪	increased total assets from $66.8 million to $1.268 billion;

▪	increased total loans from $39.6 million to $860.7 million;

▪	grown non-interest bearing deposits from $4.6 million to $281.3 million;

▪	grown total deposits from $55.3 million to $1.065 billion; and

▪	expanded our branch network from one location to 15 locations.

Our Competitive Advantage

          We believe we distinguish ourselves from our competitors through the following competitive strengths:

▪

Community Bank Philosophy. We operate with a community banking philosophy where we seek to develop broad customer relationships based on service and convenience while maintaining our conservative approach to lending and strong asset quality. We operate with a private bank ethic for our business, professional, and individual clients. Due to large banking organizations moving their focus to large corporate clients rather than customers in our local communities and the heightened level of consolidation activity among banks in Florida, we believe that our emphasis on personal service will enhance our ability to compete successfully and capitalize on dissatisfaction among customers of larger institutions.

▪

Experienced Management. We believe our success has been built on the strength of our management team and board of directors. Our executive management team has extensive Southeast Florida banking experience, collectively over 124 years in the South Florida banking market, as well as valuable community and business relationships in our core markets.

▪

Growth Strategies. We have maintained our focus on a strategy of opportunistic expansion and have sought to enhance our franchise by increasing market share in our core markets. As a result, we have completed two FDIC-assisted transactions since December 2009. Messrs. Orlando, Schupp and Marino have extensive merger and acquisition experience which we intend to leverage along with our favorable financial position to take advantage of acquisitions that may become available in our market areas, including additional FDIC-assisted transactions. We will continue to be disciplined as it pertains to future acquisitions and only pursue those opportunities that meet out strategic objectives.

▪

Market Opportunity. We operate in what we believe to be some of the most attractive markets in Florida. The community banking industry in these markets is significantly distressed. We believe that this distress will give us opportunities to acquire other institutions and increase our market share. We believe we are well-positioned to capitalize on these opportunities.

▪

Focus on Asset Quality. We strive to maintain a high-quality loan portfolio and maintain the quality of our assets. As a result of conservative underwriting standards, prudent loan approval authority levels and procedures, experienced loan officers with an intimate knowledge of the local market, and diligent monitoring of the loan portfolio, our asset quality continues to compare favorably relative to industry and local peers.

▪

Core Deposit Growth. A key source of our strong balance sheet growth has been the generation of a stable base of core deposits. It is our strategy to have a mix of core deposits, which favors non-interest deposits in the range of 15.0% to 30.0% of total deposits with time deposits comprising 50.0% or less of total deposits. As of December 31, 2010, approximately 26.4% and 35.7% of our total deposits were comprised of noninterest deposits and time deposits, respectively.

▪

Superior Net Interest Margin. Our stable funding base consisting primarily of core deposits coupled with our favorable credit quality results in a significantly higher net interest margin compared to our peer group of Florida-chartered commercial banks with assets between $500 million and $2 billion, based on data derived from the FDIC Call Reports. Our net interest margin for the fiscal year ended December 31, 2010, was 4.06% compared to our peer average of 3.37%. Although the historical low interest rate environment has reduced the relative benefit of our low cost funding base, we believe the consistency and low cost nature of our deposits will prove to be more of a competitive advantage in a rising rate environment.

Our Business Strategy

          Our business strategy has been to maintain a community bank philosophy, which we believe has been enhanced despite the prodigious growth we have experienced recently, of focusing on and understanding the individualized banking needs of the businesses, professionals and other residents of the local communities surrounding our banking centers. We believe this focus allows us to be more responsive to our customers’ needs and provide a high level of personal service and differentiates us from larger competitors. As a locally-managed institution with strong ties to the community, our core customers are primarily comprised of small- to medium-sized businesses, professionals and community organizations who prefer to build a banking relationship with a community bank that offers and combines high quality, competitively priced banking products and services with personalized service. Because of our identity and origin as a locally owned and operated bank, we believe that our level of personal service provides a competitive advantage over the larger out-of-state banks, which tend to consolidate decision-making authority outside local communities.

          A key aspect of our current business strategy is to foster a community-oriented culture where our customers and employees establish longstanding and mutually beneficial relationships. We believe that with our focus on community banking needs and customer service, together with a comprehensive suite of deposit and loan products typically found at larger banks, a highly experienced management team and strategically located banking centers, we are well-positioned to be a strong competitor within our market area. A central part of our strategy is generating core deposits to support growth of a strong and stable loan portfolio.

Our Management

          An integral element of our market strategy is to capitalize on and leverage the prior experience of our executive management team. Our highly-experienced executive management team, consisting of Messrs. Orlando, Schupp, Marino, and Jacobson, has extensive Florida banking experience as well as valuable community and business relationships in our core markets. In fact, each member of our current senior management team has worked in the banking industry for at least 23 years, substantially all of which experience is in the Southeast Florida market. To support our founding management team, an essential component of our ongoing strategy is to attract high quality, experienced bankers with long track records of serving our target clientele in the local banking markets, and we have succeeded in attracting a number of other experienced bankers to help build and support our growth. Below are biographies of our current executive management team.

Name	Position	Years of Experience

Warren S. Orlando	Chairman	37
Rudy E. Schupp	Chief Executive Officer	37
John Marino	President	27
Wade A. Jacobson	Chief Lending Officer	23

Warren S. Orlando

          Mr. Orlando has served as our Chairman of the Board and Director and as a Director of 1st United Bank since July 2003. Mr. Orlando co-founded and served as Chief Executive Officer and President of Former 1st United Bank and Former 1st United Bancorp, a bank holding company which had approximately $1 billion in assets, which was grown both through internal growth and through 11 merger and acquisition transactions, and was headquartered in Boca Raton, Florida from its inception in 1987 and until its merger with Wachovia Corporation in

November 1997. Former 1st United Bancorp was a public company listed on the NASDAQ. After the acquisition of Former 1st United Bancorp by Wachovia Corporation, Mr. Orlando was Chairman and CEO of Wachovia — Florida Banking until March 1999.

Rudy E. Schupp

          Mr. Schupp has served as our Chief Executive Officer and a Director, and as President and Chief Executive Officer and Director of 1st United Bank, since July 2003. From March 2001 to June 2003, Mr. Schupp was a managing director in investment banking for Ryan Beck & Co., of which Stifel, Nicolaus & Company, Incorporated is a successor company. In addition, from December 2001 to March 2003, he served as a consultant to Wachovia Corporation — Florida. From March 2001 until December 2001, Mr. Schupp served as Chairman — Florida Banking for Wachovia Corporation. From April 1984 through February 2001, he cofounded and served as Chairman, Chief Executive Officer and President of Republic Security Financial Corporation, a bank holding company with $3.4 billion in assets, which was grown both through internal growth and through 16 merger and acquisition transactions, and was headquartered in West Palm Beach, Florida. Republic Security Financial Corporation, which was a public company listed on the NASDAQ, merged with Wachovia Corporation in 2001. Mr. Schupp currently serves as a director of the Federal Reserve Bank of Atlanta and of NextEra Energy, Inc. (formerly known as FPL Group).

John Marino

          Mr. Marino has served as our President and Director, and as Chief Operating Officer, Chief Financial Officer, and Director of 1st United Bank, since July 2003. From January 2002 until March 2003, Mr. Marino served as Chief Financial Officer of SBA Communications, a publicly traded telecommunications company, headquartered in Boca Raton, Florida. Mr. Marino acted as a consultant to SBA Communications from 1999 to 2002. From 1992 through November 1997, Mr. Marino served as Chief Financial Officer of Former 1st United Bank and Former 1st United Bancorp, headquartered in Boca Raton, Florida. Mr. Marino was employed in a variety of positions with Ernst & Young, with his final position as audit manager, from 1986 to 1992. Mr. Marino is a Certified Public Accountant in Florida.

Wade A. Jacobson

          Wade A. Jacobson has been the Executive Vice President, Chief Lending Officer for 1st United Bank since March 2008. Prior to that time, Mr. Jacobson served as Senior Vice President, Team Leader Business Banking for 1st United Bank from July 2003 (when he joined 1st United Bank) until his promotion in March 2008. Mr. Jacobson began his career with Barnett Bank in the Management Associate Training Program in 1990 and rose to the position of Vice President Relationship Manager within that organization. He has held positions of increasing responsibility in lending production with SunTrust Banks, Inc. from 1998 until 2000, and Republic Security Bank and Wachovia Corporation from 2000 until 2003.

Growth Through Acquisitions

          We intend to continue to opportunistically expand and grow our business by building on our business strategy and increasing market share in our core markets. We believe the demographics and growth characteristics within the communities we serve will provide significant franchise enhancement opportunities to leverage our core competencies while acquisitive growth will enable us to take advantage of the extensive infrastructure and scalable platform that we have assembled.

          A significant portion of our growth has been through acquisitions. Under our current management team, we have completed five transactions since 2004:

		Year Acquired	At Acquisition

Acquired Bank	Headquarters		Assets	Deposits

			(In millions)
First Western Bank	Cooper City, Florida	2004	$35.7	$26.7
Equitable Bank	Fort Lauderdale, Florida	2008	222.2	136.0
Citrus Bank, N.A.(1)	Vero Beach, Florida	2008	92.5	87.5
Republic Federal Bank, N.A.(2)	Miami, Florida	2009	296.7	350.0
The Bank of Miami, N.A.(2)	Miami, Florida	2010	378.3	254.5

(1) Branch acquisition (2) FDIC-assisted transaction

          We have completed two FDIC-assisted acquisitions within the past 18 months. In December 2009, 1st United entered into a purchase and assumption agreement with the FDIC, as receiver for Republic Federal Bank, N.A., or Republic Federal, in Miami, Florida. In this transaction 1st United Bank assumed all deposits (except certain brokered deposits) and borrowings of Republic Federal, and acquired certain assets of Republic Federal which excluded all of Republic Federal’s foreclosed real estate and substantially all non-performing loans which were retained by the FDIC. 1st United Bank’s loss sharing agreements with the FDIC provide for substantial protection on any losses associated with covered assets. 1st United Bank’s bid to acquire Republic Federal included a $34.2 million net discount on the assets acquired and resulted in an acquisition gain of $20.5 million.

          In December 2010, 1st United Bank acquired certain assets and assumed substantially all of the liabilities of The Bank of Miami, N.A. from the FDIC. 1st United Bank received a $38 million net discount on the assets acquired which has resulted in an acquisition gain of $11 million that was included as a component of noninterest income in the fourth quarter of 2010. While The Bank of Miami, N.A. operated three banking centers in Miami-Dade County, management has determined that none of the branches will be retained given their close proximity to existing 1st United Bank facilities.

Our Loan Portfolio

          During the current economic downturn, our earnings have been materially affected by required provisions for loan losses stemming from deterioration in specific loans in the construction and land development and commercial real estate loan portfolios. Overall, the quality of our loan portfolio is evident as our ratio of non-performing assets to total assets was 2.2% at December 31, 2010, compared to 1.60% at December 31, 2009.

          As of December 31, 2010, our non-performing loans were $18.9 million, or 2.19% of total loans outstanding, and our allowance for loan losses was 1.52% of total loans and provided for 69.1% coverage of our non-performing loans.

          The majority of the assets acquired in both FDIC-assisted transactions are covered under the loss sharing agreements and loan valuations include estimated losses. As a result, a large portion of our covered loan portfolio has minimal loss exposure. At acquisition, the carrying value of the acquired loans were adjusted to reflect fair value based on an expectation of cash flows. The new book value reflects an amount that management believes will ultimately be collected.

Corporate Information

          Our principal executive office and mailing address is One North Federal Highway, Boca Raton, Florida 33432, and our telephone number is (561) 362-3435. Our website address is www.lstunitedbankfl.com. Information contained in, or accessible on, our website does not constitute a part of this prospectus.

The Offering

Common stock we are offering	shares, par value $0.01 per share

Common stock to be outstanding after this offering, assuming the underwriter’s over-allotment is not exercised Over-allotment option offered by us Public offering price per share Dividend policy shares

                    shares

$

We have not historically declared or paid dividends on our common stock and we do not expect to do so in the near future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our board of directors. In addition, there are significant regulatory restrictions on our ability to pay dividends.

Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes, including balance sheet growth, and to fund possible future acquisitions of other financial services businesses (which may include FDIC-assisted acquisitions), our working capital needs and investments in our subsidiaries to support our continued growth.

NASDAQ Global Market symbol	FUBC

Risk factors

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-12 and the other information included in this prospectus supplement before investing in our securities.

          The number of shares of our common stock to be outstanding after this offering is based on actual shares outstanding as of March , 2011. In addition, the number of shares of common

stock to be outstanding after this offering excludes     shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted average exercise price of $    per share, and     shares of common stock reserved for issuance pursuant to our 2008 Incentive Plan.

SELECTED HISTORICAL FINANCIAL DATA

          The following tables set forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, except for the Per Share Data, Selected Operating Ratios, Selected Asset Quality Data, Capital and Asset Quality Ratios, Regulatory Capital Ratios for the Company, and Regulatory Capital Ratios for the Bank described in detail below. Results from past periods are not necessarily indicative of results that may be expected for any future period. These selected historical consolidated financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, and with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

(Dollars in thousands, except per share data)

	As of and for the years ended December 31,

	2010 (c)		2009 (b)	2008 (a)	2007	2006

BALANCE SHEET DATA
Total assets	$1,267,752		$1,013,441	$617,821	$375,834	$332,244
Tangible assets (d)	1,219,455		965,388	570,703	371,124	327,438
Total loans, excluding covered loans	503,388		486,804	486,247	285,423	254,816
Covered loans	355,489		180,199	—	—	—
Allowance for loan losses	13,050		13,282	5,799	2,070	2,149
Securities available for sale	102,289		88,843	35,075	35,546	32,867
Goodwill and other intangible assets	48,297		48,053	47,118	4,710	4,806
Deposits	1,064,687		802,808	436,269	272,235	240,210
Non-interest bearing deposits	281,285		194,185	100,785	59,539	83,598
Shareholders’ equity	174,050		170,594	98,870	54,498	50,912
Tangible shareholders’ equity(d)	125,753		122,541	51,752	49,788	46,106
INCOME STATEMENT DATA
Interest income	$45,763		$28,539	$30,250	$24,699	$19,948
Interest expense	7,745		7,246	9,584	9,474	6,233

Net interest income	$38,018		$21,293	$20,666	$15,225	$13,715
Provision for loan losses	13,520		13,240	1,910	145	181

Net interest income after provision for loan losses	$24,498		$8,053	$18,756	$15,080	$13,534
Gain on acquisition	11,041		20,535	—	—	—
Other non-interest income	4,411		2,427	2,037	1,911	1,418
Non-interest expense	36,429		26,168	22,904	16,989	14,887

Income (loss) before income taxes	$3,521		$4,847	$(2,111)	$2	$65
Income tax expense (benefit)	1,361		1,827	(752)	(3,391)	—

Net income (loss)	$2,160		$3,020	$(1,359)	$3,393	$65
Preferred stock dividends earned	—		(774)	(368)	—	—

Net income (loss) available to common shareholders	$2,160		$2,246	$(1,727)	$3,393	$65

PER SHARE DATA
Basic earnings (loss) per share	$0.09		$0.17	$(0.25)	$0.72	$0.01
Diluted earnings (loss) per share	0.09		0.17	(0.25)	0.71	0.01
Book value per common share	7.02		6.88	10.87	11.61	10.78
Tangible book value per common share(d)	5.07		4.94	5.44	10.61	9.76
SELECTED OPERATING RATIOS
Return on average assets	0.20%		0.46%	(0.25)%	0.97%	0.02%
Return on average shareholders’ equity	1.24		2.44	(1.63)	6.64	0.13
Net interest margin	4.06		3.69	4.23	4.72	5.20
SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	13.73%		16.83%	16.00%	14.50%	15.32%
Tangible equity/tangible assets(d)	10.31		12.69	9.07	13.42	14.08
Non-performing loans/total loans	2.19		2.34	2.18	0.10	0.44
Non-performing assets/total assets	2.21		1.60	1.72	0.07	0.33
Non-covered, non-performing assets/total assets	1.64		1.55	1.72	0.07	0.33
Allowance for loan losses/total loans	1.52		1.99	1.19	0.73	0.84
Allowance for loan losses/non-performing loans	69.1		85.3	55	742	193
Net charge-offs (recoveries)/average loans	2.01		1.14	0.21	0.08	(0.03)
REGULATORY CAPITAL RATIOS FOR THE COMPANY
Leverage Ratio	11.78	%(e)	12.54%	8.15%	14.71%	14.98%
Tier 1 Risk-based Capital	21.62		23.23	9.46	14.71	16.36
Total Risk-based Capital	23.71		25.45	11.69	15.37	17.11
REGULATORY CAPITAL RATIOS FOR THE BANK:
Leverage Ratio	9.90	%(e)	7.72%	6.91%	9.69%	11.02%
Tier 1 Risk-based Capital	18.18		14.36	8.03	10.93	12.04
Total Risk-based Capital	20.26		16.59	10.26	11.59	12.79

(a)	Includes acquisition of Equitable Bank, N.A. and acquisition of branches of Citrus Bank, N.A.
(b)	Includes acquisition of Republic Federal Bank, N.A.
(c)	Includes acquisition of The Bank of Miami, N.A.
(d)	See Item 6. “Selected Financial Data” of the Company’s 2010 Form 10-K for a reconciliation of this non-GAAP Financial measure.
(e)	Based on year end total assets, the Leverage Ratio of the Company is 10.3% and for 1st United Bank is 8.61%.

RISK FACTORS

          Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing shares of our common stock. If any of these risks actually occurs, our business, financial condition or results of operations could be negatively affected. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

Risks Related to Our Business

Failure to comply with the terms of the loss-sharing agreements with the FDIC may result in significant losses.

          On December 17, 2010, 1st United Bank entered into an Assumption Agreement – Whole Bank; All Deposits (“Bank of Miami Purchase and Assumption Agreement”) with the FDIC, pursuant to which 1st United Bank assumed all deposits and certain identified assets and liabilities of The Bank of Miami, a national association headquartered in Miami, Florida. 1st United Bank also entered into loss-sharing agreements with the FDIC. Under the loss-sharing agreements, 1st United Bank will share in the losses on assets covered under the Bank of Miami Purchase and Assumption Agreement. The FDIC will reimburse 1st United Bank for 80% of losses with respect to the entire acquired $276 million loan portfolio and the $12.8 million of other real estate owned, or OREO.

          On December 11, 2009, 1st United Bank entered into an Assumption Agreement – Whole Bank; All Deposits (“Republic Purchase and Assumption Agreement”) with the FDIC, pursuant to which 1st United Bank assumed all deposits (except certain broker deposits) and certain identified assets and liabilities of Republic Federal Bank, a national association headquartered in Miami, Florida. 1st United Bank also entered into loss-sharing agreements with the FDIC. Under the loss-sharing agreements, 1st United Bank will share in the losses on assets covered under the Republic Purchase and Assumption Agreement. The FDIC will reimburse 1st United Bank for 80% of losses of up to $36 million with respect to the entire $238 million acquired loan portfolio. The FDIC will reimburse 1st United Bank for 95% of losses in excess of $36 million with respect to the $238 million acquired loan portfolio.

          The Republic Purchase and Assumption Agreement and the Bank of Miami Purchase and Assumption Agreement and their respective loss-sharing agreements have specific, detailed and cumbersome compliance, servicing, notification and reporting requirements, including certain restrictions on our change of control. The loss-sharing agreements prohibit the assignment by 1st United Bank of its rights under the loss-sharing agreements and the sale or transfer of any subsidiary of 1st United Bank holding title to assets covered under the loss-sharing agreements without the prior written consent of the FDIC. An assignment would include (i) the merger or consolidation of 1st United Bank with or into another bank, if we will own less than 66.66% of the equity of the resulting bank; (ii) our merger or consolidation with or into another company, if our shareholders will own less than 66.66% of the equity of the resulting company; (iii) the sale of all or substantially all of the assets of 1st United Bank to another company or person; or (iv) a sale of shares by any one or more shareholders of the Company or 1st United Bank that would effect a change in control of 1st United Bank. 1st United Bank’s rights under the loss-sharing agreements will terminate if any assignment of the loss-sharing agreements occurs without the prior written consent of the FDIC. The FDIC provided written consent with respect to this offering.

          Our failure to comply with the terms of the agreements or to properly service the loans and OREO under the requirements of the loss-sharing agreements may cause individual loans or large pools of loans to lose eligibility for loss sharing payments from the FDIC. This could result in material losses that are currently not anticipated.

Our business may be adversely affected by conditions in financial markets and economic conditions generally.

          Our business is concentrated in the South Florida market area. As a result, our financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in this area. A prolonged period of economic recession or other adverse economic conditions in this area could have a negative impact on us. A significant decline in general economic conditions nationally, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, declines in the housing market, a tightening credit environment or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations which occurred during this past year.

          Economic conditions began deteriorating during the latter half of 2007 and has continued since that time, including throughout 2010. Business activity across a wide range of industries and regions, including South Florida, has been greatly reduced and many businesses are experiencing serious difficulties due to a lack of consumer spending and the lack of liquidity in credit markets. Unemployment has also increased significantly. As a result of this economic crises, many lending institutions, including us, have experienced declines in the performance of their loans, including construction, land development and land loans, commercial loans and consumer loans. Moreover, competition among depository institutions for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Overall, the general business environment has had an adverse effect on our business, and the environment may not improve in the near term. Accordingly, unless and until conditions improve, our business, financial condition and results of operations could continue to be adversely affected.

We may have difficulties integrating The Bank of Miami’s operations into our own or may fail to realize the anticipated benefits of the acquisition.

          Our acquisition of The Bank of Miami involves the integration of two companies that have previously operated independently of each other. Successful integration of The Bank of Miami’s operations will depend primarily on our ability to consolidate The Bank of Miami’s operations, systems and procedures into those of ours to eliminate redundancies and costs. We may not be able to integrate the operations without encountering difficulties, including, without limitation:

▪	the loss of key employees and customers;

▪	possible inconsistencies in standards, control procedures and policies; and

▪	unexpected problems with costs, operations, personnel, technology or credit.

          In addition, any enhanced earnings or cost savings that we expect to result from the acquisition, including by reducing costs, improving efficiencies, and cross-marketing, may not be fully realized or may take longer to be realized than expected.

          As with any acquisition involving a financial institution, there may be business and service changes and disruptions that result in the loss of customers or cause customers to close their accounts and move their business to competing financial institutions. Integrating The Bank of Miami’s branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert our management’s attention and resources. We may be unable to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of The Bank of Miami acquisition. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially.

The loss of key personnel may adversely affect us.

          Our success is, and expected to remain, highly dependent on our senior management team, including Messrs. Orlando, Schupp, Marino, and Jacobson. As a community bank, it is our management’s extensive knowledge of and relationships in the community that generate business for us. Successful execution of our growth strategy will continue to place significant demands on our management and the loss of any such services may adversely affect our growth and profitability.

An inadequate allowance for loan losses would reduce our earnings.

          Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.

          As of December 31, 2010, 1st United Bank’s allowance for loan losses was $13.1 million, which represented approximately 1.52% of its total amount of loans. 1st United Bank had $18.9 million in non-accruing loans as of December 31, 2010. The allowance may not prove sufficient to cover future loan losses. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to 1st United Bank’s non-performing or performing loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require us to recognize additional losses based on their judgments about information available to them at the time of their examination. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Material additions to 1st United Bank’s allowance for loan losses would adversely impact our net income and capital.

If our non-performing assets increase, our earnings will suffer.

          At December 31, 2010, our non-performing assets (which consist of non-accruing loans, loans 90+ days delinquent, and foreclosed real estate assets) totaled $28.0 million, or 2.2% of total assets, which is an increase of $11.7 or 72% over non-performing assets at December 31, 2009. At December 31, 2008, our non-performing assets were $16.3 million, or 1.7% of total assets. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or real estate owned. We must reserve for probable losses, which is established through a current period charge to the provision for loan losses as well as from time to time, as appropriate, write down the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. Finally, if our estimate for the recorded allowance for loan losses proves to be incorrect and our allowance is inadequate, we will have to increase the allowance accordingly.

Our loan portfolio includes loans with a higher risk of loss.

          We originate commercial real estate loans, construction and development loans, consumer loans, and residential mortgage loans primarily within our market area. Commercial real estate, commercial, and construction and development loans tend to involve larger loan balances to a single borrower or groups of related borrowers and are most susceptible to a risk of loss during a downturn in the business cycle. These loans also have historically had greater credit risk than other loans for the following reasons:

▪

Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2010, commercial real estate loans, including multi-family loans, comprised approximately 53% of our total loan portfolio.

▪

Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2010, commercial loans comprised approximately 15% of our total loan portfolio.

▪

Construction and Development Loans. The risk of loss is largely dependent on our initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If our estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2010, construction and development loans comprised approximately 4% of our total loan portfolio.

▪

Consumer Loans. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss. As of December 31, 2010, consumer loans comprised approximately 2% of our total loan portfolio.

Since we engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the increased costs associated with the ownership of real property, which could result in reduced net income.

          Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate.

          The amount that we, as mortgagee, may realize after a default is dependent upon factors outside of our control, including, but not limited to:

▪	General or local economic conditions;

▪	Environmental cleanup liability;

▪	Neighborhood values;

▪	Interest rates;

▪	Real estate taxes;

▪	Operating expenses of the mortgaged properties;

▪	Supply and demand for rental units or properties;

▪	Our ability to obtain and maintain adequate occupancy of the properties;

▪	Zoning laws;

▪	Governmental rules, regulations and fiscal policies; and

▪	Acts of God.

          Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss.

We may need additional capital resources in the future and these capital resources may not be available on acceptable terms or at all.

          We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth, to fund losses or additional provisions for loan losses in the future, or to maintain certain capital levels in accordance with banking regulations. Such financing may not be available to us on acceptable terms or at all. Our ability to raise additional capital may also be restricted by the loss sharing agreements we entered into with the FDIC if the capital raise would effect a change in control of 1st United Bank.

          Further, in the event that we offer additional shares of our common stock in the future, our Articles of Incorporation do not provide shareholders with preemptive rights and such shares may be offered to investors other than our existing shareholders for prices at or below the then current market price of our common stock, all at the discretion of the Board. If we do sell additional shares of common stock to raise capital, the sale could reduce market price per share of common stock and dilute your ownership interest and such dilution could be substantial.

We may incur losses if we are unable to successfully manage interest rate risk.

          Our profitability depends to a large extent on 1st United Bank’s net interest income, which is the difference between income on interest-earning assets such as loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising.

          Changes in the difference between short- and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, as is likely in the current zero interest rate policy environment, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

          If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on adjustable rate loans, thereby reducing our net interest income.

Adverse conditions in Latin America could adversely affect our business.

          A substantial number of our customers have economic and cultural ties to Latin America and, as a result, we are likely to feel the effects of adverse economic and political conditions in Latin America. As of December 31, 2010, approximately $309.5 million of our deposits were from foreign nationals whose primary residence is Latin America. U.S. and global economic policies, political tension, and unfavorable global economic conditions may adversely impact the Latin American economies. If economic conditions in Latin America deteriorate, we could experience an outflow of deposits by those of our customers with connections to Latin America.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

          Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively impact our access to liquidity sources include:

▪	a decrease in the level of our business activity as a result of an economic downturn in the markets in which our loans are concentrated;

▪	adverse regulatory action against us; or

▪	our inability to attract and retain deposits.

          Our ability to borrow could be impaired by factors that are not specific to us or our region, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

We may face risks with respect to future expansion.

          As a strategy, we have sought to increase the size of our operations by aggressively pursuing business development opportunities. We have made acquisitions of financial institutions and may continue to seek whole bank or branch acquisitions in the future. Acquisitions and mergers involve a number of risks, including:

▪	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

▪	the ability to finance an acquisition and possible ownership and economic dilution to existing shareholders;

▪	diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired institution;

▪	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on results of operations; and

▪	the risk of loss of key employees and customers.

          We may incur substantial costs to expand, and such expansion may not result in the levels of profits we seek. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, we may not achieve financial results comparable to or better than our historical experience.

Due to conditions imposed upon us by the Federal Reserve to gain their approval for the Citrus Bank acquisition in 2008, we may enter into an agreement to acquire an existing bank, branch, or company only if the transaction is funded entirely with our common stock, or proceeds from the issuance of our common stock, or until 1st United Bank has reported four consecutive quarters of net income, and as a result we may not be able to take advantage of certain acquisition opportunities in the future.

          Our ability to continue to expand and grow our business by increasing market share in our core markets through external acquisitions may be hindered by conditions imposed upon us by the Federal Reserve. As a condition of receiving regulatory approval for the Citrus Bank acquisition, we committed not to enter into any agreement to acquire an existing bank, branch, or company unless the transaction is funded entirely with our common stock, or proceeds from the issuance of our common stock, or until 1st United Bank has reported four consecutive quarters of net income. As a result, until this condition is lifted, we must fund future acquisitions entirely with our common stock or the proceeds raised through offerings of our common stock.

Potential acquisitions may dilute shareholder value.

          We regularly evaluate opportunities to acquire other financial institutions. As a result, merger and acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt, or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future acquisitions.

An impairment in the carrying value of our goodwill could negatively impact our earnings and capital.

          Goodwill is initially recorded at fair value and is not amortized, but is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Given the current economic environment and conditions in the financial markets, we could be required to evaluate the recoverability of goodwill prior to our normal annual assessment if we experience disruption in our business, unexpected significant declines in our operating results, or sustained market capitalization declines. These types of events and the resulting analyses could result in goodwill impairment charges in the future. These non-cash impairment charges could adversely affect our results of operations in future periods, and could also significantly impact certain financial ratios and limit our ability to obtain financing or raise capital in the future. A goodwill impairment charge does not adversely affect the calculation of our risk based and tangible capital ratios. As of December 31, 2010, we had $45 million in goodwill, which represented approximately 3.6% of our total assets.

The banking industry is very competitive.

          The banking industry is highly competitive and 1st United Bank competes directly with financial institutions that are more established and have significantly greater resources and lending limits. As a result of those greater resources and lending limits, the larger financial institutions may be able to provide a broader range of products and services to their customers than us and may be able to afford newer and more sophisticated technology than us. Our long-term success will be dependent on the ability of 1st United Bank to compete successfully with other financial institutions in its service areas.

Confidential customer information transmitted through 1st United Bank’s online banking service is vulnerable to security breaches and computer viruses, which could expose 1st United Bank to litigation and adversely affect its reputation and ability to generate deposits.

          1st United Bank provides its customers the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of online banking. 1st United Bank’s network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. 1st United Bank may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that 1st United Bank’s activities or the activities of its customers involve the storage and transmission of confidential information, security breaches and viruses could expose 1st United Bank to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in 1st United Bank’s systems and could adversely affect its reputation and its ability to generate deposits.

Risks Related to Regulation and Legislation

We may be required to pay significantly higher FDIC deposit insurance premiums and assessments in the future.

          Recent insured depository institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC’s Deposit Insurance Fund, or DIF to historical lows. The FDIC recently increased the designated reserve ratio from 1.25 to 2.00. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000, which may result in even larger losses to the DIF.

          Since 2009, our assessment rates, which also include our assessment for participating in the FDIC’s Transaction Account Guarantee Program, increased from 6.25 to 14.50 basis points. Additionally, on May 22, 2009, the FDIC announced a final rule imposing a special emergency assessment of 5.00 basis points as of June 30, 2009, payable September 30, 2009, based on assets minus Tier 1 Capital at June 30, 2009. The amount of the emergency assessment, however, was capped at 10.00 basis points of domestic deposits. Finally, on November 12, 2009, the FDIC adopted a new rule requiring insured institutions to prepay on December 30, 2009, estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012. We prepaid an assessment of $3.3 million, which incorporated a uniform increase of 3.00 basis points effective January 1, 2011.

          These higher FDIC assessment rates and special assessments have had and will continue to have an adverse impact on our results of operations. Our FDIC insurance related cost was $1,659,000 and $1,140,000 for the years ended December 31, 2010 and December 31, 2009, respectively, compared to $327,000 for the year ended December 31, 2008. We are unable to predict the impact of FDIC assessment rates in future periods, including whether and when additional special assessments will occur.

          The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, also made amendments to the Federal Deposit Insurance Act changing the base against which an insured depository institution’s deposit insurance assessment is calculated. These amendments calculate the appropriate assessment base as the institution’s average consolidated total assets minus average tangible equity, rather than the institution’s deposits. The FDIC’s implementing regulation for these amendments is generally effective for the quarter beginning April 1, 2011 and will be reflected in invoices for assessments due September 30, 2011. These developments have caused, and may cause in the future, an increase to our assessments, and the FDIC may be required to make additional increases to the assessment rates and levy additional special assessments on us.

          Higher insurance premiums and assessments increase our costs and may limit our ability to pursue certain business opportunities. We also may be required to pay even higher FDIC premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

We are subject to extensive governmental regulation.

          We are subject to extensive governmental regulation. 1st United Bancorp, Inc., as a financial holding company, is regulated primarily by the Federal Reserve. 1st United Bank is a commercial bank chartered by the State of Florida and regulated by the Federal Reserve, the FDIC, and the Florida Office of Financial Regulation. As a member of the Federal Home Loan Bank, or FHLB, 1st United Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. These federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon us. 1st United Bank’s activities are also regulated under consumer protection laws applicable to our lending, depository and other activities.

          Banking regulations are primarily intended to protect depositors, deposit insurance funds, and the banking system as a whole, and not shareholders and creditors. A sufficient claim against us under these laws could have a material adverse effect on our results. Please refer to the section entitled “Regulatory Considerations” of our Annual Report on Form 10-K for the year ended December 31, 2010.

          Regulatory reporting requirements can vary based upon the size of an institution. As we continue to grow, we may become subject to additional regulatory burdens which could adversely affect our operations.

Recent federal legislation and implementing regulations regarding the financial services industry may have a significant adverse effect on our operations.

          On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act contains a variety of far-reaching changes and reforms for the financial services industry and directs federal regulatory agencies to study the effects of, and issuing implementing regulations for, these reforms. Many of the provisions of the Dodd-Frank Act have a direct effect on our performance and, in some cases, may impact our ability to conduct business. Examples of these provisions include, but are not limited to:

▪

Creation of a financial stability oversight council that may recommend to the Federal Reserve increasingly strict rules for capital, leverage, liquidity, risk management and other requirements as companies grow in size and complexity;

▪

Application of the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies, such as the Company, which, among other things, will remove hybrid securities, such as trust preferred securities, issued after May 19, 2010 as a permitted component of a holding company’s Tier 1 capital, and will phase-out such hybrid securities from Tier 1 capital for bank holding companies with assets in excess of $15 billion as of December 31, 2009 over a three-year period beginning on January 1, 2013;

▪

Changes to the assessment base used by the FDIC to assess insurance premiums from insured depository institutions and increases to the minimum reserve ratio for the DIF, from 1.15% to not less than 1.35%, with provisions to require institutions with total consolidated assets of $10 billion or more to bear a greater portion of the costs associated with increasing the DIF’s reserve ratio;

▪	Repeal of the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

▪

Establishment of a consumer financial protection bureau with broad authority to implement new consumer protection regulations and, for bank holding companies with $10 billion or more in assets, to examine and enforce compliance with federal consumer laws; and

▪	Amendment of the Electronic Fund Transfer Act to, among other things, give the Federal Reserve the authority to issue rules which are expected to limit debit-card interchange fees.

          Many of these provisions have already been the subject of proposed and final rules by the FDIC and Federal Reserve. Many other provisions, however, remain subject to regulatory rulemaking and implementation, the effects of which are not yet known. The provisions of the Dodd-Frank Act and any rules adopted to implement those provisions as well as any additional legislative or regulatory changes may impact the profitability of our business activities, may require that we change certain of our business practices, may materially affect our business model or affect retention of key personnel, may require us to raise additional capital and could expose us to additional costs (including increased compliance costs). These and other changes may also require us to invest significant management attention and resources to make any necessary changes and may adversely affect our ability to conduct our business as previously conducted or our results of operations or financial condition.

We may be subject to more stringent capital and liquidity requirements.

          As discussed above, the Dodd-Frank Act creates the Financial Stability Oversight Council that may recommend to the Federal Reserve increasingly strict rules for capital requirements as companies grow in size and complexity. The Dodd-Frank Act also applies the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies, which, among other things, will change the way in which hybrid securities, such as trust preferred securities, are treated for purposes of determining a bank holding company’s regulatory capital. These requirements, and any other new regulations, could adversely affect our ability to pay dividends, or could require us to reduce business levels or to raise capital, including in ways that may adversely affect our results of operations or financial condition.

          In addition, on September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. When fully phased in, Basel III will introduce a minimum Tier 1 common equity ratio of 4.5%, net of regulatory deductions, and establish a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets above the regulatory minimum capital requirement, establishing a minimum common equity ratio plus capital conservation buffer at 7%. This capital conservation buffer will impose capital distribution constraints when the Tier 1 capital ratio falls under 8.5% and the total capital ratio falls under 10.5%. In addition, Basel III introduces a countercyclical capital buffer of up to 2.5% of common equity or other loss absorbing capital above the regulatory capital minimum plus the capital conservation buffer for periods of excess credit growth. Basel III also introduces a non-risk adjusted Tier 1 leverage ratio based on a measure of total exposure rather than total assets, and new liquidity standards. The Basel III capital and liquidity standards will be phased in over a period of several years. The text of the final Basel III capital and liquidity rules was published on December 16, 2010, and is now subject to individual adoption by member nations, including the United States.

          Banking regulators could implement changes to the capital adequacy standards applicable to us and 1st United Bank in light of Basel III. The ultimate impact of the new capital and liquidity standards cannot be determined at this time and will depend on a number of factors, including treatment and implementation by the U.S. banking regulators.

Florida financial institutions, such as 1st United Bank, face a higher risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

          Since September 11, 2001, banking regulators have intensified their focus on anti-money laundering and Bank Secrecy Act compliance requirements, particularly the anti-money laundering provisions of the USA PATRIOT Act. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. Since 2004, federal banking regulators and examiners have been extremely aggressive in their supervision and examination of financial institutions located in the State of Florida with respect to the institution’s Bank Secrecy Act/Anti-Money Laundering compliance. Consequently, numerous formal enforcement actions have been issued against financial institutions.

          In order to comply with regulations, guidelines and examination procedures in this area, 1st United Bank has been required to adopt new policies and procedures and to install new systems. If 1st United Bank’s policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, 1st United Bank would be subject to liability, including fines and regulatory actions. Such regulatory action may include restrictions on 1st United Bank’s ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans. In addition, because 1st United Bank operates in Florida, we expect that 1st United Bank will face a higher risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

Our eligibility to continue to use a short form registration statement on Form S-3 may affect our ability to opportunistically access the capital markets.

          The ability to conduct primary offerings under a registration statement on Form S-3 has benefits to issuers who are eligible to use this short form registration statement. Form S-3 permits an eligible issuer to incorporate by reference its past and future filings and reports made under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act of 1933, as amended, or the Securities Act. The shelf registration process under Form S-3, combined with the ability to incorporate information on a forward basis, allows issuers to avoid additional delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering on Form S-1. One of the requirements for Form S-3 eligibility is for an issuer to have timely filed its Exchange Act reports (including Form 10-Ks, Form 10-Qs and certain Form 8-Ks) for the 12- month period immediately preceding either the filing of the Form S-3 or a subsequent determination date. If, in the future, we fail to meet the eligibility requirements for Form S-3 we will lose our ability for a period of time to efficiently and expeditiously access the capital markets which could adversely impact our financial condition and capital ratios.

Risks Related to Market Events

Our loan portfolio is heavily concentrated in mortgage loans secured by commercial and residential properties in South Florida.

          Our interest-earning assets are heavily concentrated in mortgage loans secured by properties located in South Florida. As of December 31, 2010, a significant portion of our loans secured by real estate are secured by commercial and residential properties, including properties under construction, located in Palm Beach, Miami-Dade, and Broward Counties, Florida. The concentration of our loans in this region subjects us to risk that a downturn in the area economy, such as the one the area is currently experiencing, could result in a decrease in loan originations and an increase in delinquencies and foreclosures. As a result of this concentration, we may face greater risk than if our lending were more geographically diversified. In addition, since a large portion of our portfolio is secured by properties located in South Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties, and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us. We may suffer further losses due to the decline in the value of the properties underlying our mortgage loans, which would have an adverse impact on our operations.

Future economic growth in our Florida market area is likely to be slower compared to previous years.

          The State of Florida’s population growth has historically exceeded national averages. Consequently, the state has experienced substantial growth in population, new business formation, and public works spending. Due to the moderation of economic growth and migration into our market area and the downturn in the real estate market, our management believes that growth in our market area will be restrained in the near-term. We have recently experienced an overall slowdown in the origination of residential mortgage loans for home sales due to the reduced volume of residential real estate sales activity in our market areas. A decrease in existing and new home sales reduces lending opportunities which negatively affects our income. We do not anticipate that the housing market will improve in the near-term which could lead to future valuation adjustments of our loan portfolios.

The soundness of other financial institutions could adversely affect us.

          Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial institutions are interdependent as a result of trading, clearing, counterparty, lending, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, have led to market-wide liquidity problems, losses of depositor, creditor or counterparty confidence, and could lead to losses or defaults by us or by other financial institutions. We could experience increases in deposits and assets as a result of other banks’ difficulties or failures, which would increase the capital we need to support our growth. Due to the complexities of the interdependence of the financial services industry, however, it is impossible for us to predict how the actions and commercial soundness of other financial institutions or the financial services industry generally will affect us.

The fair value of our investments could decline.

          Our investment securities portfolio as of December 31, 2010 has been designated as available-for-sale pursuant to U.S. GAAP relating to accounting for investments. Such principles require that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income.

          Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of our investment portfolio may decline, causing a corresponding decline in shareholders’ equity.

          Management believes that several factors will affect the fair values of our investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation, and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). These and other factors may impact specific categories of the portfolio differently, and we cannot predict the effect these factors may have on any specific category.

Risks Related to an Investment in our Common Stock

Limited trading activity for shares of our common stock may contribute to price volatility.

          While our common stock is listed and traded on The NASDAQ Global Market, there has been limited trading activity in our common stock. The average daily trading volume of our common stock in 2010 was approximately 62,924 shares. Due to the limited trading activity of our common stock, relativity small trades may have a significant impact on the price of our common stock and thereby, the value of your investment in our common stock.

          The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

▪	actual or anticipated fluctuations in our operating results;

▪	changes in interest rates;

▪	changes in the legal or regulatory environment in which we operate;

▪	press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

▪	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

▪	future sales of our common stock;

▪	changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

▪	other developments affecting our competitors or us.

Securities research analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on its market price.

          The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts and they may not cover our common stock. If securities research analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. If we are covered by securities analysts and our common stock is the subject of an unfavorable report, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which would cause our stock price or trading volume to decline.

Our Articles of Incorporation, Bylaws, and certain laws and regulations may prevent or delay transactions you might favor, including our sale or merger.

          We are registered with the Federal Reserve as a financial holding company under the Gramm-Leach-Bliley Act and are registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. As a result, we are subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the Bank Holding Company Act, and other federal laws subject financial holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

          Provisions of our Articles of Incorporation, Bylaws, certain laws and regulations and various other factors may make it more difficult and expensive for companies or persons to acquire control of us without the consent of our Board of Directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of our common stock.

          For example, our Articles of Incorporation permit our Board of Directors to issue preferred stock without shareholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. We are also subject to certain provisions of the Florida Business Corporation Act and our Articles of Incorporation that relate to business combinations with interested shareholders. Other provisions in our Articles of Incorporation or Bylaws that may discourage takeover attempts or make them more difficult include:

▪	Supermajority voting requirements to remove a director from office;

▪	Requirement that only directors may fill a Board vacancy;

▪	Requirement that a special meeting may be called only by a majority vote of our shareholders;

▪	Provisions regarding the timing and content of shareholder proposals and nominations;

▪	Supermajority voting requirements to amend our Articles of Incorporation;

▪	Absence of cumulative voting; and

▪	Inability for shareholders to take action by written consent.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

          As a publicly reporting company, we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

We have not paid cash dividends to our shareholders and currently have no plans to pay future cash dividends.

          We plan to retain earnings to finance future growth and have no current plans to pay cash dividends to shareholders. Because we have not paid cash dividends, holders of our securities will experience a gain on their investment in our securities only in the case of an appreciation of value of our securities. You should neither expect to receive dividend income from investing in our common stock nor an appreciation in value.

Your shares of common stock will not be an insured deposit.

          The shares of our common stock are not a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

          Our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return from us.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

          Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing shareholders, including you, and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

          In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions and similar expressions as they relate to us often identify forward-looking statements.

          All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section of the prospectus captioned “Risk Factors”, or in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q, or in our Current Reports on Form 8-K, or in other places, as well as the following factors:

▪	legislative or regulatory changes, including the Dodd-Frank Act;

▪	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

▪	the accuracy of our financial statement estimates and assumptions, including the estimate for our loan loss provision;

▪	the frequency and magnitude of foreclosure of our loans;

▪	our customers’ willingness to make timely payments on their loans;

▪	restrictions on our operations, including the inability to pay dividends without our regulators’ consent;

▪	our ability to comply with the terms of the loss-sharing agreements with the FDIC;

▪	our ability to integrate the business and operations of companies and banks that we have acquired, and those we may acquire in the future;

▪	the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase DIF assessments;

▪	the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions;

▪	our ability to declare and pay dividends;

▪	changes in the securities and real estate markets;

▪	changes in monetary and fiscal policies of the U.S. Government;

▪	inflation, interest rate, market and monetary fluctuations;

▪	the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

▪	our need and our ability to incur additional debt or equity financing;

▪	the effects of harsh weather conditions, including hurricanes, and man-made disasters;

▪	our ability to comply with the extensive laws and regulations to which we are subject;

▪	the willingness of clients to accept third-party products and services rather than our products and services and vice versa;

▪	increased competition and its effect on pricing;

▪	technological changes;

▪	negative publicity and the impact on our reputation;

▪	the effects of security breaches and computer viruses that may affect our computer systems;

▪	changes in consumer spending and saving habits;

▪	growth and profitability of our noninterest income;

▪	changes in accounting principles, policies, practices or guidelines;

▪	the limited trading activity of our common stock;

▪	the concentration of ownership of our common stock;

▪	anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws;

▪	other risks described from time to time in our filings with the Securities and Exchange Commission; and

▪	our ability to manage the risks involved in the foregoing.

          However, other factors besides those listed above or discussed in this prospectus or otherwise also could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties.

          For any forward-looking statements made in this prospectus supplement or in any documents incorporated by reference into this prospectus supplement, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference into this prospectus supplement. We do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement.

USE OF PROCEEDS

          We expect to receive net proceeds from the sale of common stock offered hereby of approximately $    million (or approximately $    million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes including to fund balance sheet growth and selective acquisitions that meet our criteria. With respect to acquisitions, we may use proceeds of the offering to take advantage of opportunities such as FDIC-assisted acquisitions. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

RATIO OF EARNINGS

          The following table sets forth our consolidated ratios of earnings to combined fixed charges for the periods shown. For purposes of computing the ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits.

	Years Ended December 31,

	2010		2009		2008		2007		2006

Ratio of Earnings to Fixed Charges:
Including interest on deposits	1.45	x	1.67	x	(a	)	1.00	x	1.01	x
Excluding interest on deposits	8.54	x	7.59	x	(b	)	1.00	x	1.05	x
Ratio of Earnings to Fixed Charges and Preferred Dividends:
Including interest on deposits	1.45	x	1.42	x	(c	)	1.00	x	1.01	x
Excluding interest on deposits	8.54	x	2.81	x	(d	)	1.00	x	1.05	x

(a)	The earnings coverage ratio, including interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $2.11 million.

(b)	The earnings coverage ratio, excluding interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $2.11 million.

(c)

The earnings coverage ratio, including preferred stock dividends and including interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $2.69 million.

(d)

The earnings coverage ratio, including preferred stock dividends and excluding interest on deposits, for the year ended December 31, 2008, was inadequate to cover the fixed charges. The coverage deficiency for the period was $2.69 million.

CAPITALIZATION

          The following table sets forth our audited consolidated capitalization as of December 31, 2010:

▪	on an actual basis; and

▪

on an as-adjusted basis, to give effect to the sale of     shares of common stock offered by us at the public offering price of $    per share in this offering, and after deducting the underwriting discount and our estimated offering expenses.

(Dollars in thousands)	Actual	As Adjusted

Shareholders’ equity
Preferred stock, $0.01 par value; authorized 5,000,000 shares; 0 shares issued and outstanding at December 31, 2010	$0	$
Common stock, $0.01 par value; 60,000,000 shares authorized; 24,793,089 shares issued and outstanding at December 31, 2010	248
Capital surplus	181,697
Retained earnings	(8,427)
Accumulated other comprehensive loss	532

Total shareholders’ equity	$174,050	$

Consolidated capital ratios
Tangible common equity to tangible assets	10.31%
Leverage ratio	11.78%
Tier 1 risk-based capital ratio	21.62%
Total risk-based capital ratio	23.71%

          Messrs. Orlando, Schupp, and Marino are each entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding shares of our common stock, from time to time, excluding any shares of common stock outstanding as a result of the exercise of stock options. The options granted as a result of this offering will vest in equal installments over a five-year period, or twenty percent (20%) each year, from the date of grant. Any unvested options become immediately vested and exercisable upon (i) each of Messrs. Orlando’s, Schupp’s, or Marino’s termination without cause, (ii) a change in control of the Company, or (iii) Messrs. Orlando’s, Schupp’s, or Marino’s death or disability.

PRICE RANGE OF COMMON STOCK

          Our common stock has been listed on the NASDAQ Global Market Since September 18, 2009 under the symbol “FUBC.” Prior to that date, our common stock was quoted on the Pink Sheets. Set forth below are the high and low sales prices for our common stock as reported by the NASDAQ Global Market or the range of high and low bid quotations on the Pink Sheets, as applicable. Quotations as reported by the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	High	Low
2011 First Quarter (through March 11, 2011)	$7.39	$6.01

2010
Fourth Quarter	7.10	5.63
Third Quarter	8.00	5.75
Second Quarter	9.32	7.35
First Quarter	8.65	7.10
2009
Fourth Quarter	7.90	5.46
Third Quarter	6.30	4.00
Second Quarter	5.00	3.65
First Quarter	8.00	1.56

          On    , 2011 the closing price for our common stock as reported on the NASDAQ was $   . As of March 10, 2011, there were 467 shareholders of record of our common stock.

          We have never declared a cash dividend on our common stock, and we currently have no plans to declare or pay any dividends on the common stock in the foreseeable future. We have restrictions on our ability to pay dividends. See Item 1. Business-Regulatory Considerations-Dividends in our Annual Report on Form 10-K for the year ended December 31, 2010.

UNDERWRITING

          We have entered into an underwriting agreement with Stifel, Nicolaus & Company, Incorporated as the representative for the underwriters named below, dated as of the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the respective number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares of Common Stock

Stifel, Nicolaus & Company, Incorporated
Raymond James & Associates, Inc.

Total

          The underwriting agreement provides that underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

▪	the representations and warranties made by us to the underwriters are true;

▪	there is no material adverse change in the financial markets; and

▪	we deliver customary closing documents and legal opinions to the underwriters.

          The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus supplement, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

          The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Over-Allotment Option

          We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of additional     shares of our common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

          To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares of our common stock in proportion to their respective initial purchase amounts. We will be obligated to sell the shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of our common stock offered by this prospectus supplement.

Commissions and Expenses

          The underwriters propose to offer shares of our common stock directly to the public at $    per share and to certain dealers at such price less a concession not in excess of $    per share. The underwriters may allow, and such dealers may subsequently also allow, a concession not in excess of $    per share to other dealers. If all of the shares of our common stock are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

          The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Option Exercised	Total With Option Exercised

Public offering price	$	$	$
Underwriting discount

          We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $   . Net proceeds to us after deducting the total underwriting discount and other estimated offering expenses are expected to be approximately $   .

Lock-Up Agreements

          We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the representative may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Indemnity

          We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Global Market Listing

          Our common stock is quoted on the NASDAQ Global Market under the symbol “FUBC.”

Stabilization

          In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

▪	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

▪

Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares of our common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares of our common stock in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

▪

Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of our common stock to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared with the price at which they may purchase shares of our common stock through exercise of the over-allotment option. If the underwriters sell more shares of our common stock than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in the offering.

▪

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

          These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

          In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other Considerations

          It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Affiliation

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. These filings are also available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at http://www.1stunitedbankfl.com. Our website is not a part of this prospectus supplement or the accompanying prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

          We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s website.

          We incorporated by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC rules):

▪	Our Annual Report on Form 10-K for the year ended December 31, 2010 (filed on February 14, 2011);

▪	Our Current Report on Form 8-K dated January 31, 2011 (filed on January 31, 2011); and

▪

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act on September 17, 2009, and all amendments or reports filed for the purpose of updating such description.

          Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement and the accompanying prospectus from the date of their filing.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

1st United Bancorp, Inc.
Attn: John Marino
One North Federal Highway
Boca Raton, FL 33432
(561) 362-3435

LEGAL MATTERS

          Certain legal matters with respect to the common stock offered under this prospectus will be passed upon by Gunster, Yoakley & Stewart, P.A., West Palm Beach, Florida. Certain legal matters in connection with the offering will be passed upon for the underwriters by DLA Piper LLP (US), Washington, D.C.

EXPERTS

          Crowe Horwath LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The effectiveness of our internal control over financial reporting as of December 31, 2010, has been audited by Crowe Horwath LLP. Our consolidated financial statements are incorporated by reference in reliance on the report of Crowe Horwath LLP, given on their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
UNITS

          We, 1st United Bancorp, Inc., may offer and sell from time to time the following securities separately or together in any combination:

▪	our common stock;
▪	our preferred stock;
▪	debt securities;
▪	warrants;
▪	subscription rights; and
▪	units

          Our debt securities may consist of debentures, notes, or other types of debt. The preferred stock, debt securities, warrants, subscription rights, and units may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. The aggregate offering price of the securities that we may issue under this prospectus will not exceed $100,000,000.

          We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

          Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest.

     Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus, in any prospectus supplement relating to an offering of those securities, and in the documents we file with the Securities and Exchange Commission before investing in our securities.

          These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          Our common stock is listed on the NASDAQ Global Market under the symbol “FUBC”. You are urged to obtain current market quotations of the common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

          Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve, nor any regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2010.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings:

▪	common stock;

▪	preferred stock;

▪	debt securities;

▪	warrants;

▪	subscription rights; and

▪	units

          We may also issue common stock upon conversion or exchange of any of the securities listed above.

          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

          The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

          THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

          You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

          In this prospectus, “1st United Bancorp, Inc.,” “1st United,” the “Company,” “we,” “our,” “ours,” and “us” refer to 1st United Bancorp, Inc., which is a Florida corporation headquartered in Boca Raton, Florida, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “1st United Bank” or the “Bank” mean our Florida chartered commercial banking subsidiary. References to “Bancorp” mean solely 1st United Bancorp, Inc. without its subsidiaries. References to the “Former 1st United Bancorp” or “Former 1st United Bank” refer to a bank holding company or Florida chartered commercial bank, respectively, that was acquired by Wachovia Corporation in 1998. There is no relationship between Former 1st United Bancorp and us or Former 1st United Bank and the Bank, other than certain members of our and the Bank’s board and management team were affiliated with Former 1st United Bancorp and Former 1st United Bank.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the investor relations page of our website at www.1stunitedbankfl.com. Neither this website nor the information on this Website is included or incorporated in, or is part of, this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

          This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

          We incorporate by reference the following documents listed below and all future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date we file this initial registration statement (including those documents filed prior to the effectiveness of the registration statement) and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

▪	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 18, 2010, as amended on March 12, 2010, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2010, as revised on April 16, 2010;

▪

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 filed with the SEC on April 27, 2010, June 30, 2010 filed with the SEC on July 27, 2010, and September 30, 2010 filed with the SEC on October 25, 2010;

▪

Our Current Reports on Form 8-K (other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with the SEC rules and regulations) filed with the SEC on February 1, 2010 and May 26, 2010; and

▪

The description of our common stock contained in our registration statement on Form 8-A filed on September 17, 2009, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

          These documents contain important information about us, our business and our financial condition. Our filings are available on our website, www.1stunitedbankfl.com. Information contained in or linked to our website is not part of this prospectus. You also may request a copy of these filings, at no cost, by writing or telephoning us at:

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, Florida 33432
(561) 362-3435

          Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

          All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section captioned “Risk Factors”, or in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q, or in our Current Reports on Form 8-K, or in other places, as well as the following factors:

▪	legislative or regulatory changes;

▪	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

▪	the accuracy of our financial statement estimates and assumptions, including the estimate for our loan loss provision;

▪	the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments;

▪	the loss of key personnel;

▪	our ability to comply with the terms of the loss sharing agreements with the FDIC;

▪	our customers’ willingness to make timely payments on their loans;

▪	changes in the securities and real estate markets;

▪	changes in monetary and fiscal policies of the U.S. Government;

▪	inflation, interest rate, market and monetary fluctuations;

▪	the frequency and magnitude of foreclosure of our loans;

▪	fluctuations in loan collateral values;

▪	the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

▪	our need and our ability to incur additional debt or equity financing;

▪	our ability to integrate the business and operations of companies and banks that we have acquired, and those we may acquire in the future;

▪	the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions;

▪	the effects of harsh weather conditions, including hurricanes;

▪	our ability to comply with the extensive laws, regulations, and directives to which we are subject;

▪	our customers’ perception of the safety of their deposits at 1st United Bank;

▪	the willingness of clients to accept third-party products and services rather than our products and services and vice versa;

▪	increased competition and its effect on pricing;

▪	technological changes;

▪	the effects of security breaches and computer viruses that may affect our computer systems;

▪	changes in consumer spending and saving habits;

▪	growth and profitability of our noninterest income;

▪	changes in accounting principles, policies, practices or guidelines;

▪	anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws;

▪	other risks described from time to time in our filings with the Securities and Exchange Commission; and

▪	our ability to manage the risks involved in the foregoing.

          However, other factors besides those listed above and the section captioned “Risk Factors” or discussed elsewhere in this prospectus also could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. We do not undertake to update any forward-looking statement, except as required by applicable law.

RISK FACTORS

          An investment in our securities will involve risks. Before making an investment decision, you should read carefully and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

1ST UNITED BANCORP, INC.

          We are a financial holding company headquartered in Boca Raton, Florida. 1st United Bank, a Florida state chartered bank, is our wholly-owned subsidiary. Our principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which, as of October 31, 2010, operates 18 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach Counties.

          We follow a business plan that emphasizes the delivery of commercial banking services to businesses and individuals in our geographic market who desire a high level of personalized service. The business plan includes business banking, professional market services, real estate lending and private banking, as well as full community banking products and services. We focus on the building of a balanced loan and deposit portfolio, with emphasis on low cost liabilities and variable rate loans.

          As is the case with banking institutions generally, our operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Bank and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. We face strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

          Bancorp, a Florida corporation, is regulated as a bank holding company by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. 1st United Bank is regulated as a Florida-chartered commercial bank by the Florida Office of Financial Regulation, or OFR, and the Federal Reserve Board. Our principal executive offices are located at One North Federal Highway, Boca Raton, Florida, 33432, and our telephone number is (561) 362-3435.

USE OF PROCEEDS

          Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities registered hereby will be added to our general funds and will be available for general corporate purposes, including, among other things, the payment of dividends on capital stock, repayment of existing indebtedness, investments in, or extensions of credit to, our existing or future subsidiaries, and the financing of possible acquisitions.

          Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in 1st United Bank.

REGULATORY CONSIDERATIONS

          Bancorp is registered with the Federal Reserve as a financial holding company under the Gramm-Leach-Bliley Act and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956. As a result, we are subject to supervisory regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the Bank Holding Company Act, and other federal laws subject financial holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Bancorp, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and any subsequent reports we file with the SEC, which are incorporated by reference into the prospectus.

          Dividends from the Bank are our primary source of funds for payment of principal and interest on our debt and dividends to our shareholders. We have never declared a cash dividend on our common stock, and we currently have no plans to declare or pay any dividends on the common stock in the foreseeable future. There are statutory limits on the amount of dividends that 1st United Bank can pay to Bancorp without regulatory approval. The Federal Reserve may restrict the ability of 1st United Bank to pay dividends if such payments would constitute an unsafe or unsound banking practice. These regulations and restrictions may limit our ability to obtain funds from 1st United Bank for our cash needs, including funds for acquisitions and the payment of dividends, interest, and operating expenses.

          In addition, Florida law also places restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to the Florida Financial Institutions Code, the Board of Directors of state chartered banks, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with the bank’s retained net profits for the preceding two years and, with the approval of the Florida Office of Financial Regulation and Federal Reserve, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of the bank until this fund becomes equal to the amount of the bank’s common stock then issued and outstanding. A state chartered bank may not declare any dividend if (i) its net income (loss) from the current year combined with the retained net income (loss) for the preceding two years aggregates a loss or (ii) the payment of such dividend would cause the capital account of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency.

          In connection with our acquisition of Republic Federal Bank, N.A., we agreed as part of the standard Purchase and Assumption Agreement with the FDIC to seek the FDIC’s consent before conducting an offering of our common stock that would increase the total number of shares of common stock outstanding by more than 9%.

DESCRIPTION OF CAPITAL STOCK

          The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, and our Bylaws, copies of which have been filed with the SEC and are also available upon request from us, the description of our capital stock which is incorporated by reference herein through our previous filings with the SEC, including the description of our capital stock contained in our registration statement on Form 8-A filed on September 17, 2009, and any amendment or report filed to update such description, and to the applicable provisions of the Florida Business Corporation Act.

General

          Our authorized capital stock consists of 60,000,000 shares of common stock, of which 24,781,660 shares were issued and outstanding as of October 31, 2010. Additionally, as of October 31, 2010, there were 2,770,675 options to acquire shares of our common stock outstanding of which 911,211 were exercisable.

          Under the Articles of Incorporation, our Board has the power, without further action by the holders of common stock, to designate and issue from time to time the 5,000,000 shares of preferred stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the board shall from time to time determine. Such rights and preferences include those as to voting, dividends (including whether dividends are cumulative), redemption (including sinking fund provisions), liquidation preferences and conversion.

Common Stock

          Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our Board of Directors out of funds legally available for such purposes. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of directors. Holders of common stock have no conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding-up, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities, and the satisfaction of the liquidation preferences of any series of preferred stock then outstanding. Holders of common stock do not have any preemptive or other preferential rights to purchase any shares of equity securities issued by us from time to time.

          The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

          Our Articles of Incorporation and Bylaws contain certain provisions designed to assist our Board in protecting our and our shareholders’ interests if any group or person attempts to acquire control of us.

          Our outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Indemnification of Directors, Officers, and Employees

          The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

          A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

          Under our Bylaws, we may indemnify our directors and officers to the fullest extent permitted by applicable law. We have entered into Indemnification Agreements with each member of the Board of Directors, which provide that we and 1st United Bank will indemnify each such person to the fullest extent permitted by applicable law.

          Federal banking law, which is applicable to us as a financial holding company and to 1st United Bank as an insured depository institution, limits our and 1st United Bank’s ability to indemnify our and its directors and officers. Neither 1st United Bank nor we may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our or 1st United Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, 1st United Bank, or we, as applicable, may indemnify officers and directors only if the respective Board of Directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect our safety and soundness or the safety and soundness of 1st United Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse us or 1st United Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

          Our common stock is listed on the NASDAQ Global Market under the trading symbol “FUBC.”

Transfer Agent and Registrar

          American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

          The following briefly summarizes the general terms and provisions of the debt securities that we may offer. The specific terms of a series of debt securities that we may offer will be described in a prospectus supplement relating to that series of debt securities. The debt securities will be issued under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is part. The terms of the debt securities will include those stated in the indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. We have summarized the material portions of the indenture below, but you should read the indenture for other provisions that may be important to you.

          The following description, and any description of our debt securities in a prospectus supplement, may not be complete and is qualified in all respects by reference to the provisions of the indenture and the form of certificates evidencing the debt securities relating to the particular series of our debt securities. You are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our restated Articles of Incorporation and Bylaws by following the directions under the heading “Where You Can Find More Information”.

General

          The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will establish the terms of each series of debt securities that we will issue under the indenture by a resolution of our Board of Directors. We will detail the terms of the debt securities that we will offer in an officers’ certificate under the indenture or by a supplemental indenture. We will describe the particular terms of each series of debt securities that we issue in a prospectus supplement relating to that series. The specific terms described in any prospectus supplement may differ from the terms described below.

          Under the indenture, we can issue an unlimited amount of debt securities, including debt securities that are convertible into or exchangeable for our other securities, including our common stock. We may issue the debt securities:

▪	in one or more series,

▪	with the same or various maturities,

▪	at par,

▪	at a premium, or

▪	at a discount.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

▪	the initial offering price,

▪	the aggregate principal amount of that series of debt securities,

▪	the title of the debt securities,

▪	any limit on the aggregate principal amount of the debt securities,

▪	the date or dates on which we will pay the principal on the debt securities,

▪	the maturity date,

▪

the per annum rate or rates (which may be fixed or variable) or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest,

▪	the date or dates from which interest will accrue,

▪	the date or dates on which interest will commence and be payable,

▪	any regular record date for the interest payable on any interest payment date,

▪	the place or places where we will pay the principal, premium, and interest with respect to the debt securities,

▪	the terms and conditions upon which we may redeem the debt securities,

▪	any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities,

▪	the denominations in which we will issue the debt securities, if we issue them other than in denominations of $1,000 and any integral multiple thereof,

▪	whether we will issue the debt securities in the form of certificated debt securities or global securities,

▪	the currency of denomination of the debt securities,

▪	any addition to or change in the events of default that are described in this prospectus or in the indenture,

▪	any change in the acceleration provisions that are described in this prospectus or in the indenture,

▪

the ranking of the debt securities of the series, including the relative degree, if any, to which the debt securities of such series shall be subordinated to one or more other series of debt securities or other obligations of the Company in right of payment, whether outstanding or not,

▪	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities,

▪	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series, and

▪	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

          We may issue debt securities that provide that we must only pay an amount less than our stated principal amount if our maturity date accelerates. In the prospectus supplement, we will also provide you with information on the federal income tax considerations and other special considerations that apply to any of the particular debt securities.

Conversion or Exchange Rights

          We will set forth in the prospectus supplement the terms under which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Form, Exchange and Transfer

          Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or DTC, as depositary, or a nominee of DTC (a “book-entry debt security”), or a certificate issued in definitive registered form (a “certificated debt security”).

          We will describe whether the particular series of debt securities will be a book-entry debt security or a certificated debt security in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, we will not issue book-entry debt securities in certificated form.

Certificated Debt Securities

          If you hold certificated debt securities, you may transfer or exchange certificated debt securities at the trustee’s office or at paying agencies as provided for in the indenture. We will not charge you any service charge for any transfer or exchange of certificated debt securities, but may require you to pay a sum sufficient to cover any tax or other governmental charge that may be required in connection with your transfer or exchange.

          You may transfer certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing your certificated debt securities. After you surrender your certificated debt securities, we or the trustee will reissue your certificate or issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

          A global debt security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same:

▪	original issue date,

▪	date or dates on which we must pay principal and interest, and

▪	interest rate or method of determining interest.

          If we decide to issue debt securities in the form of one or more global securities, then we will deposit each global debt security representing book-entry debt securities with, or on behalf of, the depositary and will also register the global debt security in the name of the depositary or its nominee.

          The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger and Sale of Assets

          Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Covenants

          Unless stated otherwise in the applicable prospectus supplement and in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered under the indenture, the debt securities will not contain any restrictive covenants, including covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Ranking

          Unless stated otherwise in the applicable prospectus supplement and in a supplement to the indenture, a resolution of our Board of Directors or an officers’ certificate delivered under the indenture, the debt securities will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will constitute our unsecured debt.

          We are a holding company and we will depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, there are regulatory provisions which limit the amount of dividends 1st United Bank can pay to us as well as regulatory provisions which limit 1st United Bank’s ability to make loans and other advances to us.

Events of Default Under the Indenture

          Under the indenture, an “event of default” means, with respect to any series of debt securities, any of the following:

▪

default in the payment of any interest on any debt security of that series when it becomes due and payable, and the continuance of that default for a period of 30 days (unless we deposit the entire amount of the payment with the trustee or with a paying agent prior to the expiration of the 30-day period);

▪	default in the payment of principal or premium on any debt security of that series when due and payable;

▪	default in the deposit of any sinking fund payment, when and as due on any debt security of that series;

▪

default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

▪	some events of bankruptcy, insolvency or reorganization of the Company; and

▪	any other event of default provided with respect to debt securities of that series that is described in the applicable supplement to this prospectus.

          No event of default for a particular series of debt securities, except for the events of default relating to events of bankruptcy, insolvency or reorganization, will necessarily constitute an event of default for any other series of debt securities.

          If an event of default for debt securities of any series occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to us having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal that has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see the discussion under “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

          The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to some rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

          No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

▪	that holder has previously given the trustee written notice of a continuing event of default under the debt securities of that series; and

▪

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

          Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest with respect to that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

          The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement of our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification of Indenture; Waiver

          We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

▪	change the amount of debt securities whose holders must consent to an amendment or waiver;

▪	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;

▪

reduce the principal of, or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the deposit of any sinking fund payment or analogous obligation with respect to any series of debt securities;

▪	reduce the principal amount of discount securities payable upon acceleration of maturity;

▪

waive a default in the payment of the principal, premium or interest with respect to any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

▪	make the principal, premium or interest with respect to any debt security payable in currency other than that stated in the debt security;

▪

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal, premium and interest with respect to those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

▪	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

          Except for some specified provisions of the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, premium or any interest with respect to any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

          The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise we may defease such series of debt securities. Upon defeasance, we may be discharged from any and all obligations under the debt securities of any series (except for some obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (“legal defeasance”) or we may be excused from compliance with certain restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a resolution of the Board of Directors or an officers’ certificate delivered pursuant to the indenture (“covenant defeasance”). We will be discharged, under either legal defeasance or covenant defeasance, on the 91st day after we deposit with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest, and any mandatory sinking fund payments for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities.

          Legal defeasance or covenant defeasance will be effective only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that holders of the debt securities of the series which we wish to defease will:

▪	not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and

▪

will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

          We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option.

Regarding the Trustee

          We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

          The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

          If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee indemnity satisfactory to it.

Governing Law

          The indenture and the debt securities will be governed by and construed under the laws of the State of Florida.

DESCRIPTION OF UNITS

          We may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferred only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange.

DESCRIPTION OF WARRANTS

          The following summary of the terms of our warrants describes general terms that apply to the warrants. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

          We may issue warrants to purchase our common stock, preferred stock, debt securities, or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

          The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

▪	the title of the warrants;

▪	the aggregate number of warrants offered;

▪

the designation, number and terms of the common stock, preferred stock, debt securities, or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

▪	the exercise price or prices of the warrants;

▪	the dates or periods during which the warrants are exercisable;

▪	the designation and terms of any securities with which the warrants are issued;

▪	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

▪	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

▪	any minimum or maximum amount of warrants that may be exercised at any one time;

▪	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

▪	any other terms of the warrants.

          Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

DESCRIPTION OF SUBSCRIPTION RIGHTS

          The following summary describes the general terms and provisions of the subscription rights to purchase our Common Stock or other securities that we may offer to our shareholders. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. Unless we are prohibited from doing so by the applicable rules and regulations of the SEC (including the General Instructions to Form S-3) based on the aggregate market value of our outstanding common equity held by non-affiliates, in connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agent agreement to be entered into between us and a bank or trust company, as subscription rights agent, that we will name in the applicable prospectus supplement. The subscription rights agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

          The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the offering, including, among others:

▪	the securities for which the subscription rights are exercisable;

▪	the exercise price for such subscription rights;

▪	the number of such subscription rights issued to each shareholder;

▪	the number of shares of Common Stock or amount of any other securities purchasable upon exercise of such subscription rights;

▪	the extent, if any, to which such subscription rights are transferable;

▪	a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

▪	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

▪	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

▪	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

▪	any other terms of such subscription rights, including terms, procedures and limitations relating to the exercise of such subscription rights.

          Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Common Stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void and of no further force or effect.

          Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of Common Stock or other security purchasable upon exercise of the subscription rights. Unless we are prohibited from doing so by the applicable rules and regulations of the SEC (including the General Instructions to Form S-3) based on the aggregate market value of our outstanding common equity held by non-affiliates, if less than all of the subscription rights issued in any subscription rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

          The description in the applicable prospectus supplement and other offering material of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, the form of which will be filed with the SEC if we offer subscription rights. We urge you to read the form of subscription rights certificate, prospectus supplement and other offering material in their entirety.

Transfer Agent and Registrar

          The Transfer Agent and Registrar for any warrant will be set forth in the applicable prospectus supplement.

ANTI-TAKEOVER PROVISIONS IN
OUR ARTICLES OF INCORPORATION AND BYLAWS

          The following includes a brief description of certain of the provisions of our Articles of Incorporation and Bylaws. This description is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended, and Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

          Our Amended and Restated Articles of Incorporation and Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent Board of Directors or management more difficult.

Governing Documents

          Certain provisions of our Articles of Incorporation and Bylaws will impede changes in our change of control. For example, our Articles of Incorporation permit our Board of Directors to issue preferred stock without shareholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. Other provisions in our Articles of Incorporation or Bylaws that may discourage takeover attempts or make them more difficult include:

▪	Supermajority voting requirements to remove a director from office;

▪	Requirement that only directors may fill a Board vacancy;

▪	Requirement that a Special Meeting may be called only by the holders of a majority of our outstanding shares;

▪	Provisions regarding the timing and content of shareholder proposals and nominations;

▪	Supermajority voting requirements to amend our Articles of Incorporation;

▪	Absence of cumulative voting; and

▪	Inability for shareholders to take action by written consent.

Banking Law Anti-Takeover Provisions

          Subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 or as we will refer to as the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. Our common stock is registered under Section 12 of the Exchange Act.

          The Federal Reserve Board maintains a policy statement on minority equity investments in banks and bank holding companies, that permits investors to (1) acquire up to 33 percent of the total equity of a target bank or bank holding company, subject to certain conditions, including (but not limited to) that the investing firm does not acquire 15 percent or more of any class of voting securities, and (2) designate at least one director, without triggering the various regulatory requirements associated with control.

          As a bank holding company, we are required to obtain prior approval from the Federal Reserve before (i) acquiring all or substantially all of the assets of a bank or bank holding company, (ii) acquiring direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless we own a majority of such bank’s voting shares), or (iii) merging or consolidating with any other bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

          Under Florida law, a person or entity proposing to directly or indirectly acquire control of a Florida bank must also obtain permission from the Florida Office of Financial Regulation. Florida statutes define “control” as either (a) indirectly or directly owning, controlling or having power to vote 25% or more of the voting securities of a bank; (b) controlling the election of a majority of directors of a bank; (c) owning, controlling, or having power to vote 10% or more of the voting securities as well as directly or indirectly exercising a controlling influence over management or policies of a bank; or (d) as determined by the Florida Office of Financial Regulation. These requirements will affect us because 1st United Bank is chartered under Florida law and changes in control of us are indirect changes in control of 1st United Bank.

PLAN OF DISTRIBUTION

          We may sell these securities offered under this prospectus in public offerings through one or more underwriters or dealers, through other agents, or directly to one or more purchasers or a combination thereof. Underwriters and agents in any distribution contemplated hereby will be named in the applicable prospectus supplement. The terms of any distribution, including, but not limited to, “at the market” equity offerings as defined in Rule 415 of the Securities Act, will also be set forth in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any method permitted by law, including sales deemed to be an “at the market” equity offerings, which includes sales made directly on or through the facilities of the NASDAQ Global Market (the existing trading market for our common stock), or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale, or sales made to or through a market maker other than on an exchange.

          Underwriters, dealers and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

          The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

          This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

          We may have agreements with the underwriters, dealers and agents, including our affiliates, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.

          Any securities issued hereunder (except the common stock) will be new issuances of securities with no established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market-making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

          Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.

LEGAL MATTERS

          Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Gunster, Yoakley & Stewart, P.A., West Palm Beach, Florida. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

          The consolidated financial statements of 1st United Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, which are included in the Annual Report on Form 10-K of 1st United Bancorp, Inc. for the year ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Common Stock

PROSPECTUS SUPPLEMENT March , 2011

Stifel Nicolaus Weisel

Raymond James